Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Pre-Effective Amendment No. 4 to the Registration Statement (Form S-4 No. 333-110356) and related Prospectus of UnitedHealth Group Incorporated regarding the acquisition of Mid Atlantic Medical Services, Inc., and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the financial statements and schedule of Mid Atlantic Medical Services, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, Virginia

January 15, 2004